Item 77I - 	Deutsche S&P 500 Index Fund,
Deutsche EAFE Equity Index Fund,
Deutsche Equity 500 Index Fund,
and Deutsche U.S. Bond Index Fund
(each, a series of Deutsche
Institutional Funds (each, a
"Fund"))
Class R6 shares and Class T shares for Deutsche S&P
500 Index Fund, Deutsche EAFE Equity Index Fund,
Deutsche Equity 500 Index Fund, and Deutsche U.S.
Bond Index Fund became effective on March 31, 2017.
Class R6 shares are sold solely to participants in certain retirement plans, without a front-end sales load, a CDSC, a distribution fee or a service fee. There is no account maintenance fee, minimum initial investment and no minimum additional investment for purchases of Class R6 shares. Class R6 shares for Deutsche S&P 500
Index Fund and Deutsche Equity 500 Index Fund commenced operations on March 31, 2017 and are available for purchase. As of August 18, 2017, Class R6 shares for Deutsche EAFE Equity Index Fund and
Deutsche U.S. Bond Index Fund were not available for purchase.
Class T shares are only available through certain financial intermediaries and are sold with a front-end sales load but no deferred sales charge when shares are sold. As of August 18, 2017, Class T shares were not available for purchase for any of the Funds.